UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

Frontier Communications Parent, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-11001	86-2359749
(Commission File Number)	(IRS Employer Identification No.)

1919 McKinney Avenue, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 445-0042
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FYBR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sale of Equity Securities

As previously disclosed, on August 27, 2025, Frontier Communications Parent, Inc. (the “Company”), Frontier Communications Holdings, LLC (“Frontier Holdings”) and Verizon Communications Inc. (“Verizon”) entered into a Convertible Unsecured Promissory Note (the “Convertible Note”) pursuant to which Verizon agreed to extend a maximum initial principal amount of credit of up to $200 million to Frontier Holdings, with $50 million drawn by Frontier Holdings at issuance, and the remaining $150 million of undrawn principal amount under the Convertible Note to be available in two tranches during designated periods in the first quarter of 2026 and, in the case of the final tranche, subject to Verizon’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

On December 19, 2025, Verizon agreed to waive compliance by Frontier Holdings with the draw down periods and the notice requirements set forth in the Convertible Note in order to permit Frontier Holdings to draw the remaining $150 million of undrawn principal amount under the Convertible Note in an aggregate disbursement on such date.  Immediately following such draw, the Convertible Note was fully drawn and no additional amounts may be drawn under the Convertible Note.   As previously disclosed, all borrowings under the Convertible Note bear interest at the arms-length rate of Daily Simple SOFR plus 0.87% per annum, payable quarterly in cash or in kind at Frontier Holdings’ option, and may be repaid in cash by Frontier Holdings in full or in part at any time prior to the termination of the Merger Agreement (as defined in Item 5.02 below.)  The Convertible Note constitutes unsecured senior indebtedness of Frontier Holdings, and ranks equal in right of payment with all of its outstanding and future senior indebtedness and senior in right of payment to all of its subordinated obligations. Unless previously repaid or converted, the Convertible Note and all interest accrued thereon will be due and payable in full on August 27, 2028.

Upon termination of the Merger Agreement, any outstanding borrowings under the Convertible Note, and any accrued but unpaid interest thereon, will automatically, subject to limited exceptions, convert into shares of Frontier common stock at a conversion price of $38.50 per share. The Convertible Note was issued to Verizon in reliance on a private placement exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 4, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Verizon and France Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Verizon (“Merger Sub”), pursuant to which and subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Verizon.

In connection with the Merger, certain employees of the Company (including Nick Jeffery, Scott Beasley and Veronica Bloodworth (the “Executives”)) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Provisions”). To mitigate the potential impact of the Tax Provisions on the Company and its Executives, on December 18, 2025, in accordance with the terms of the Merger Agreement, the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Committee”) approved the acceleration into December 2025 of the vesting and payments of annual cash incentive bonuses, a portion of the time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) that would otherwise have been payable to the Executives in the ordinary course in the first quarter of fiscal year 2026. These actions are intended to benefit the Company by preserving compensation-related corporate income tax deductions for the Company that otherwise might be disallowed by the Tax Provisions and to mitigate or eliminate the amount of excise tax that may be payable by the Executives pursuant to the Tax Provisions.

The Committee approved the following specific actions with respect to the Executives:

(1) payment in December 2025 of a portion of the annual cash incentive awards in respect of the 2025 fiscal year under the Annual Incentive Plan (the “2025 Bonus”) that would otherwise have been payable in the first quarter of fiscal year 2026;

(2) for Mr. Jeffery and Ms. Bloodworth, acceleration of the vesting and settlement into December 2025 of RSUs that otherwise would have vested and been settled in the first quarter of fiscal year 2026 (the “Accelerated RSUs”); and

(3) for Mr. Jeffery and Mr. Beasley, acceleration of the vesting and settlement into December 2025 of a portion of the PSUs awarded in March 2023 in respect of the 2023-2025 performance period that would have otherwise vested and been settled in the first quarter of fiscal year 2026 (the “Accelerated PSUs”).

All amounts paid in respect of the 2025 Bonus, the Accelerated RSUs and the Accelerated PSUs will be reduced by applicable tax withholdings. Any additional amounts earned against the pre-established performance measures with respect to the 2025 Bonus and Accelerated PSUs will be paid to the Executives in the first quarter of 2026.

Specifically, the Committee approved for each Executive the following accelerated vesting and payments:

•
For Mr. Jeffery, a total of $3,640,000 and 282,039 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), consisting of: (a) the 2025 Bonus in the amount of $3,640,000; (b) 131,704 shares of Company Common Stock in respect of the Accelerated RSUs; and (c) 150,335 shares of Company Common Stock in respect of the Accelerated PSUs.

•
For Mr. Beasley, a total of $1,050,000 and 128,682 shares of Company Common Stock, consisting of: (a) the 2025 Bonus in the amount of $1,050,000; and (b) 128,682 shares of Company Common Stock in respect of the Accelerated PSUs.

•
For Ms. Bloodworth, a total of $1,001,000 and 26,039 shares of Company Common Stock, consisting of: (a) the 2025 Bonus in the amount of $1,001,000; and (b) 26,039 shares of Company Common Stock in respect of the Accelerated RSUs.

Item 8.01	Other Matters

On December 19, 2025, Frontier Tampa Bay FL Fiber 1 LLC (the “Borrower”) and Frontier SPE FL Guarantor LLC (the “Guarantor”), each a subsidiary of the Company, entered into an incremental commitment letter (the “Incremental Commitment”) with Barclays Bank PLC (“Barclays”). Pursuant to the Incremental Commitment and in accordance with the terms of the Loan and Security Agreement, dated as of December 31, 2024 (as amended, the “Warehouse Credit Agreement”), Barclays committed to provide a $750 million incremental term facility (the “Incremental Term Loan”). The Incremental Term Loan is subject to customary conditions, including: the execution of a formal amendment to the Warehouse Credit Agreement to implement the Incremental Term Loan, satisfaction of business and legal diligence, the receipt of required regulatory approvals and satisfaction of the conditions to incurrence of an incremental term facility as set forth in the Warehouse Credit Agreement. Barclays is the sole lead arranger and bookrunner for the Incremental Term Loan. The Company may reduce or terminate the commitments under the Incremental Term Loan at any time without penalty, subject to any fees contemplated by a related fee letter.

On December 19, 2025, Frontier Holdings entered into an amendment (the “2025 Credit Agreement Amendment”) to the existing credit agreement that governs its senior secured term loan credit facility (the “Term Facility”) and revolving credit facility with certain lenders. The 2025 Credit Agreement Amendment, among other things, increases the existing prepayment exception with respect to the Term Facility in connection with the receipt of net available cash from the incurrence of certain specified senior indebtedness from $135 million to $830 million, subject to certain requirements and limitations.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ Mark Nielsen
	Name:	Mark Nielsen
	Title:	Executive Vice President, Chief Legal & Regulatory Officer

Date: December 19, 2025